EXHIBIT 99.1

News Release

Contact:	Corporate Communications
Phone:	(713) 324-5080
Address:

1600 Smith Street, Houston, TX 77002

EXPRESSJET REPORTS JANUARY 2004 PERFORMANCE

            HOUSTON, Feb. 2, 2004 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in January 2004 for its Continental Express operating fleet.

            During the month, ExpressJet flew 470.0 million revenue passenger miles (RPMs), up 43.4 percent versus January 2003, and increased available seat miles (ASMs) 31.9 percent compared with January 2003.  ExpressJet's January load factor was 61.3 percent, a 4.9 point improvement over 2003.  The company flew 54,275 block hours, compared with 42,652 block hours in January 2003, and operated 30,652 flights, versus 26,655 flights in January 2003.

            Also in January, ExpressJet accomplished a 99.7 percent controllable completion factor, which excludes cancellations due to weather and air traffic control, and a total completion factor of 97.8 percent.  In January 2003, ExpressJet’s controllable completion factor was 99.5 percent and its total completion factor was 98.7 percent.

            During the month, ExpressJet accepted delivery of one 50-seat Embraer ERJ-145XR aircraft, bringing the company's total operating fleet to 225 jets.

            ExpressJet Airlines operates as Continental Express, the regional jet provider of Continental Airlines.  With service to 130 destinations in the United States, Canada, Mexico and the Caribbean, ExpressJet operates all of Continental’s regional jet service from its hubs in Houston, New York/Newark and Cleveland.  ExpressJet passengers receive efficient service and comfortable leather seating, along with advance seat assignments and OnePass frequent flyer miles that can be redeemed on Continental and partner airlines.  ExpressJet Airlines employs 6,100 people and is owned by ExpressJet Holdings, Inc.  For more information, visit expressjet.com.

- more -

EXPRESSJET REPORTS JANUARY 2004 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

January	2004		2003		Change

Revenue Passenger Miles (000)	470,015		327,776		43.4	Percent

Available Seat Miles (000)	766,890		581,201		31.9	Percent

Passenger Load Factor	61.3	Percent	56.4	Percent	4.9	Points

Block Hours	54,275		42,652		27.3	Percent

Departures	30,652		26,655		15.0	Percent

###